Exhibit 8.1

Personal/Confidential
FI CBM Holdings N.V. Cranes Farm Road Basildon Essex SS14 3AD United Kingdom

DATE	[ ]

RE	FI CBM Holdings N.V.

Sir, Madam,

You have requested us, the undersigned, as special counsel on certain matters of Dutch tax law to FI CBM Holdings N.V. (the “Company”), a public company with limited liability incorporated under Dutch law, to render an opinion with respect to the Netherlands tax disclosure in the Registration Statement on Form F-4 of the Company (the “Registration Statement”) which will be filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended (the “Act”).

Capitalised terms used but not defined herein shall, unless the context otherwise requires, have the same meaning as ascribed to them in the Registration Statement.

In rendering this opinion, we have examined and relied on the information—except the statements under the captions “Risks Related to Taxation”, as far as Dutch tax law is concerned, and “Tax Consequences—Material Dutch Tax Consequences” in the Registration Statement of the Company under the Act, with respect to the issuance of shares by the Company pursuant to the Merger, as such document is filed on [—] 2013

We express no opinion on any law other than the tax law of the Netherlands (unpublished case law not included) as it stands at the date of this opinion. Where in this opinion the terms “the Netherlands” and “Dutch” are used, these refer solely to the European part of the Kingdom of the Netherlands.

This opinion may only be relied upon under the express condition that any issue of interpretation or liability arising thereunder will be governed by Dutch law.

This opinion letter is issued by Loyens & Loeff N.V.; individuals or legal entities that are involved in the services provided by or on behalf of Loyens & Loeff N.V. cannot be held liable in any manner whatsoever. We express no opinion on matters of fact.

Based upon and subject to the foregoing and subject to any factual matters or documents not disclosed to us in the course of our investigation, we are of the opinion that the statements contained in the Registration Statement under the captions “Risks Related to Taxation”, as far as Dutch tax law is concerned, and “Tax Consequences - Material Dutch Tax Consequences” are true and accurate and provide a fair and complete summary of the principal material Dutch tax consequences of the exchange of shares pursuant to the Merger and the ownership of shares that are issued pursuant to the Merger as described therein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference therein to us. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Yours sincerely,